Exhibit 99.1

For immediate release

January 13, 2020

AtriCure Reports Preliminary Results for Fourth Quarter and Full Year 2019

Provides Financial Outlook for 2020

MASON, Ohio, January 13, 2020 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, announced preliminary financial results for the fourth quarter and full year 2019 and provided 2020 financial guidance.

Preliminary, unaudited revenue for fourth quarter 2019 is expected to be approximately $61.3 million, reflecting growth of approximately 16% over the fourth quarter of 2018. U.S. revenue is expected to be $49.5 million, reflecting growth of 15% and driven again by strong sales of open ablation and appendage management products. International revenue is expected to be approximately $11.8 million, an increase of 20% as reported and an increase of 23% on a constant currency basis.

Preliminary revenue for full year 2019 is expected to be $230.8 million, reflecting growth of approximately 14% over full year 2018 (15% on a constant currency basis). Adjusted EBITDA for the full year 2019 is currently estimated to be a loss in the previously communicated range of $7 to $9 million. Adjusted EBITDA and constant currency revenue growth are non-GAAP measures. AtriCure will provide a reconciliation of non-GAAP measures to the related GAAP measure in the release of final 2019 results.

“Throughout 2019, we generated consistent double-digit revenue growth while achieving several important milestones. We acquired SentreHEART to bolster our Left Atrial Appendage Management portfolio and leverage our growing commercial channel in the electrophysiology market, completed enrollment in the aMAZE IDE clinical trial, received approval for Continued Access Protocols for both CONVERGE and aMAZE IDE trials, surpassed 200,000 AtriClip devices sold,  and launched the cryoICE® cryoSPHERETM device for pain management,” said Michael Carrel, President and Chief Executive Officer of AtriCure. “We are excited about the strength of our open ablation and appendage management businesses as we enter 2020 as well as our longer-term prospects for significant market-expansion resulting from the completion of our CONVERGE and aMAZE IDE trials.”

2020 Financial Guidance

Management projects 2020 revenue of approximately $254 million to $261 million, reflecting growth of approximately 10% to 13% over full year 2019. Adjusted EBITDA, a non-GAAP measure, is projected to be a loss of approximately $10 million for 2020.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold left atrial appendage management devices worldwide. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

CONTACTS:

Andy Wade

AtriCure, Inc.

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com